Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of DT Asia Investments Limited (the “Company”) on Amendment No. 3 to Form S-1 (No. 333-197187) of our report dated June 25, 2014, except for Note 1, Note 3 and Note 6, as to which the date is August 5, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of June 10, 2014 and for the period from April 8, 2014 to June 10, 2014, which appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

September 11, 2014